Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-104444, 333-104444-01, 333-104444-02, 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement Number 72 Dated 05/23/2005

(to Prospectus dated March 21, 2005 and Prospectus Supplement dated April 29, 2005)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHQ6	100.00%	0.400%	$671,304.00	FIXED	3.850%	SEMI- ANNUAL	8/15/2007	11/15/2005	$18.07	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AHR4	100.00%	2.000%	$4,010,160.00	FIXED	5.350%	SEMI- ANNUAL	5/15/2020	11/15/2005	$25.12	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Callable at 100.000% on 05/15/2008 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring 05/15/2008 and on every interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc. 751 Broad Street Newark NJ 07102

Trade Date: Monday, May 23, 2005 @12:00 PM ET

Settlement Date: Thursday, May 26, 2005

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any

note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from,

and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be

represented by a master global note in fully registered

form, without coupons. The master global note will be

deposited with, or on behalf of, DTC and registered in the

name of a nominee of DTC, as depository, or another

depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital

Holdings LLC. All rights reserved

Prudential Financial, Inc.

$2,000,000,000.00 Prudential Financial Retail

Medium-Term Notes, including Prudential
Financial InterNotes®

Prospectus dated March 21, 2005 and the Prospectus Supplement dated April 29, 2005